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                                                                    EXHIBIT 99.1

                SHAREHOLDERS APPROVE FORMATION OF CANADIAN PARENT

SPOKANE, WASHINGTON, FEBRUARY 4, 1999

Gold Reserve Corporation (TSE: GLR - NASDAQ: GLDR) announced today that the shareholders approved the formation of a Canadian parent company, GOLD RESERVE INC., effective on Thursday, February 4, 1999.

Gold Reserve Inc. will be listed for trading in the next several weeks on The Toronto Stock Exchange under the symbol GLR.A and on NASDAQ under the same symbol GLDR, concurrent with the delisting of Gold Reserve Corporation. The old certificates will represent share certificates of Gold Reserve Inc., so no additional action is necessary on the part of existing shareholders.

As a result of the exchange transaction, there are potential significant tax benefits for our Canadian shareholders. The exchange of shares of the Company for Gold Reserve Inc. is a "deemed disposition" resulting in a taxable gain or loss, as the case may be, for Canadian tax purposes. Based on the recent trading price of the Company's shares, we expect a majority of our Canadian shareholders will realize a tax loss for the year ending December 31, 1999. For U.S. tax purposes, shareholders will recognize a gain, if any, but not loss on the exchange. The closing share price of Gold Reserve Corporation on February 4, 1999 will be the price used to calculate any tax impact of the exchange transaction.

Rockne J. Timm President and CEO stated, "The overwhelming approval of this transaction by our shareholders marks a new era for the Company. The formation of Gold Reserve Inc. is integral to our long-term success."

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities of Gold Reserve Corporation or Gold Reserve Inc. Any such offer will only be made by means of a prospectus.

FOR FURTHER INFORMATION:
Fax on Demand-(800) 549-0673                A. Douglas Belanger,
Internet - http://www.goldrescorp.com       Executive Vice President
                                            926 W. Riverside, Suite 200
                                            Spokane, WA   99201 USA
                                            Tel. (509) 623-1500
                                            Fax: (509) 623-1634